EXHIBIT 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount International announces completion of the sale of assets of Dixon Industries to Husqvarna

(Portland, OR, July 27, 2006)  Blount International, Inc. [NYSE: BLT] announced today that it has completed the sale of certain assets of its Dixon Industries, Inc subsidiary to a subsidiary of Husqvarna.  Blount received gross proceeds of $34 million upon the closing of the transaction. These proceeds are subject to certain post closing adjustments and will be utilized to reduce debt, fund the closure of the Coffeyville, Kansas facility and pay applicable taxes and transaction fees. The company estimates that net cash proceeds available for debt repayment from the transaction will be between $25 million and $28 million. Beginning with the second quarter of 2006, Blount will report the results of its Lawnmower segment as a discontinued operation.

Husqvarna is the world’s largest producer of chainsaws, lawn mowers and other portable petrol-powered garden equipment, such as trimmers and blowers.  The group is also a world leader in diamond tools and cutting equipment for the construction and stone industries.  Net sales in 2005 were SEK28.8 billion and the average number of employees was 11,700.

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world.  For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation  Blount International’s “expectations,” “beliefs” and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and uncertainties, including those set forth in Item 1A, “Risk Factors,” of Blount International’s Annual Report on Form 10-K for the year ended December 31, 2005.  These risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward-looking statements.  Forward-looking statements in this press release include without limitation Blount International’s expectations regarding net cash proceeds available for the repayment of debt.

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